John J. Dickson
President and CEO
Frontier Financial Corporation
(425) 514-0700

Jack Wagner
President and CEO
Washington Banking Company
(360) 240-5156

NEWS RELEASE

FRONTIER FINANCIAL CORPORATION AND
WASHINGTON BANKING COMPANY ANNOUNCE SETTLEMENT

EVERETT and OAK HARBOR, WASHINGTON – November 25, 2008 – Frontier Financial Corporation (NASDAQ: FTBK), the financial holding company for Frontier Bank, and Washington Banking Company (NASDAQ: WBCO), the financial holding company for Whidbey Island Bank, announced today that they have entered into an agreement providing for the settlement and mutual release of their claims against each other related to the termination of their September 26, 2007 Agreement and Plan of Merger.  The terms of the settlement were not disclosed; however, neither party was required to make any payment to the other party.

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank.  Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs.  Whidbey Island Bank operates 19 full-service branches located in five counties in Northwestern Washington.

Frontier is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank.  Frontier offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

Information herein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  A variety of factors could cause actual results to differ from those expected at the time of this release.  Investors are encouraged to read the SEC reports of Washington Banking Company and Frontier Financial Corporation, particularly the Forms 10-K for the Fiscal Year Ended December 31, 2007, for meaningful cautionary language discussion why actual results may vary from those anticipated by management.